EXHIBIT 99.1

NEWS RELEASE for April 26, 2005 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2005 FIRST QUARTER RESULTS

Net Income Up 53% Year-Over-Year to Record Level, Sixth Consecutive Profitable Quarter

DEARBORN, MI (April 26, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today reported significant year-over-year improvements in net income and gross margins for its first quarter ended March 31, 2005 as demand for its proprietary Climate Control Seat™ (CCS™) system remained strong despite a continuation of the automotive industry sales slowdown. President and CEO Daniel R. Coker said the Company’s BSST subsidiary also made significant progress as it was selected by the U.S. Department of Energy (DOE) to lead a research team in the development of a new generation of waste power recovery technology using Amerigon’s thermoelectric device expertise.

In addition to continuing its drive to increase the adoption of CCS by major automotive manufactures worldwide during the 2005 first quarter, Amerigon maintained its focus on improving purchasing and manufacturing efficiencies and controlling overall operating expenses.

Revenues for this year’s first quarter were $9.0 million with net income increasing to a record $462,000, or $0.02 per basic and diluted share, compared with revenues of $9.0 million and net income of $301,000, or $0.02 per basic and $0.01 per diluted share for last year’s first quarter. Revenues were consistent with the prior year quarter, but reflected lower sales of CCS systems to North American vehicle manufacturers offset by an increase in sales to Asian manufacturers. Sequentially, revenues increased in this year’s first quarter by 15 percent and net income rose 80 percent from that reported in the 2004 fourth quarter. The sales improvement was due in part to seasonal trends and to the full ramp up in the Infiniti M45 production which was launched during the fourth quarter 2004.

Gross margins as a percentage of revenue for the 2005 first quarter improved to 27.5 percent from 23.3 percent in the prior year first quarter. The 2005 first quarter results included $8,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST partners, as compared with $67,000 in the first quarter of last year.

Amerigon continued to improve its financial strength during this year’s first quarter. The Company’s balance sheet as of March 31, 2005 showed cash and cash equivalents of $8.4 million, an increase of $797,000 from the 2004 year-end balance sheet, total current assets of $17.4 million, a current ratio of 2.92:1, total assets of $19.1 million, shareholders’ equity of $12.1 million and no bank debt.

Coker commented, “We continue to implement operating cost improvements that, accompanied by the hard work and commitment of the entire Amerigon team, are paying off by keeping gross margins strong, generating consecutive profitable quarters and sustaining our year-over-year increases in net income. Achieving these results and maintaining our revenue level is particularly significant given the challenges the North American automotive industry continues to experience. We are also adding new vehicle lines, which are expected to generate incremental revenue for us by the end of the year.”

Earlier this month, Amerigon announced two new vehicles lines that will offer its proprietary CCS system when the vehicles hit the showrooms this fall. With the addition of the all-new 2006 Buick Lucerne and the new 2006 Lincoln Zephyr luxury sedan, CCS will be available on 17 vehicle lines made by five major automotive manufacturers – Ford, General Motors, Toyota, Nissan and Hyundai.

CCS was also one of a select group of advanced technologies featured by General Motors during the opening day presentation on April 11th at the SAE (Society of Automotive Engineers) 2005 World Congress international automotive trade conference. CCS was among the innovations included in a specially equipped Cadillac STS SAE 100 Technology Integration Vehicle featured during the presentation and on display at the conference.

“The expanded adoption of CCS into new vehicle lines by Ford, General Motors and Nissan is evidence of the strong acceptance of our seat system by manufacturers and, ultimately, by consumers who have selected CCS as an option in their vehicles,” added Coker. “In addition, we believe the inclusion of CCS in General Motors’ STS Technology Vehicle at this prestigious automotive engineering conference, even though CCS is not currently offered on the Cadillac STS, is a strong validation of our technology.”

Early in this year’s first quarter, the Company announced that BSST had been selected by the DOE to lead the development of an efficient and practical thermoelectric system that is expected to improve fuel economy by converting waste heat in automobile engine exhaust into electrical power. BSST will lead a development team that includes BMW of North America, Visteon Corporation, DOE’s Renewable Energy Laboratory, the Jet Propulsion Laboratory/California Institute of Technology, Purdue University, University of California, Santa Cruz, and Teledyne Energy Systems.

Coker reiterated the guidance provided earlier this year that the Company expects to achieve CCS unit volume and revenue growth in the 10 to 15 percent range over 2004 and will be profitable for 2005 levels. It has to be noted that the North American market is a turbulent market, and that this guidance assumes that North American vehicle sales do not deteriorate further and that currently scheduled product launches on the Buick Lucerne, Lincoln Zephyr and other vehicles occur on time and at forecasted volumes.

Selling, general and administrative (SG&A) expense in this year’s first quarter was $1.5 million compared with $1.2 million in the prior year period reflecting the commencement of cash compensation to the Board of Directors during the second quarter of 2004, costs associated with a proposed change to Michigan from California as Amerigon’s state of incorporation, and costs associated with the Company’s compliance with certain provisions of the Sarbanes-Oxley Act of 2002.

Research and development expenses for the first quarter of 2005 were up slightly to $631,000 from $622,000 in the prior year period, reflecting higher program development costs for new programs.

The 17 vehicle lines committed to offering CCS are the Lincoln Navigator SUV, Lexus LS 430 luxury sedan, Toyota Celsior luxury sedan, Infiniti M45 luxury sports sedan, Ford Expedition SUV, Lincoln Aviator SUV, Infiniti Q45 luxury sedan, Lincoln LS luxury sedan, Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac DTS, Hyundai Equus luxury sedan, Nissan Cima luxury sedan, Nissan Fuga mid-sized sedan, 2006 Buick Lucerne entry luxury sedan and 2006 Lincoln Zephyr luxury sedan.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EDT (Eastern). The dial-in number for the call is 1-800-253-6872. A live webcast and archive of the call can be accessed in the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers. CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is developing products using its proprietary, high-efficiency thermoelectric devices (TED). It has development contracts with industry leading partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, necessary additional financing may be unavailable, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Product revenues	$8,957	$8,961
Cost of sales	6,493	6,873

Gross margin	2,464	2,088
Operating costs and expenses:
Research and development	631	622
Selling, general and administrative	1,466	1,216

Total operating costs and expenses	2,097	1,838

Operating income	367	250

Interest income	45	1
Other income	50	50

Net income	$462	$301

Basic earnings per share:
Common Stock	$0.02	$0.02

Convertible Preferred Stock	$0.02	$0.02

Diluted earnings per share	$0.02	$0.01

Weighted average number of shares – basic
Common Stock	14,909	12,420

Convertible Preferred Stock (as converted)	5,373	5,373

Weighted average number of shares – diluted	15,592	15,080

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$8,400	$7,603
Accounts receivable, net	7,066	4,763
Inventory	1,647	1,901
Prepaid expenses and other assets	287	308

Total current assets	17,400	14,575
Property and equipment, net	1,305	1,385
Patent costs, net	379	333

Total assets	$19,084	$16,293

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$4,214	$3,199
Accrued liabilities	1,540	1,605
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,954	5,004
Deferred manufacturing agreement – long term portion	1,000	1,050

Total liabilities	6,954	6,054

Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at March 31, 2005 and December 31, 2004; liquidation preference of $11,520 at March 31, 2005 and December 31, 2004, respectively	8,267	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 15,516,020 and 14,693,251 issued and outstanding at March 31, 2005 and December 31, 2004, respectively	52,706	51,277
Paid-in capital	20,202	20,202
Accumulated deficit	(69,045)	(69,507)

Total shareholders’ equity	12,130	10,239

Total liabilities and shareholders’ equity	$19,084	$16,293

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